Exhibit 5.9

CONSENT OF EXPERT

The undersigned, on his own behalf and on behalf of Moose Mountain Technical Services, hereby consents to the use of my name and the name of Moose Mountain Technical Services and references to, excerpts from, and summaries of the Technical Report titled “NI 43-101 Technical Report Carangas Deposit Preliminary Economic Assessment” effective date September 5, 2024 prepared for New Pacific Metals Corp. (the “Company”) in the Company’s Form F-10 Registration Statement being filed with the United States Securities and Exchange Commission, and any amendments thereto, and the documents incorporated by reference therein.

Dated: October 3, 2025

/s/ Marc Schulte

Marc Schulte, P. Eng.